Ex-99.1

From:	McGuinn Marty
Sent:	Tuesday, August 13, 2002 4:45 PM
Subject:	Mellon Continues to Lead in Corporate Governance: to Expense Options, and to Adopt Stock Ownership Guidelines for Executives, Directors

Mellon Financial Corporation continues to be at the forefront in maintaining the highest standards of corporate governance. Our standards are imbedded in a corporate culture in which ethical behavior is a longstanding priority. At the heart of our culture is the commitment that each of us made when we joined Mellon—to uphold our Shared Values of Integrity, Teamwork and Excellence.

Our leadership position in corporate governance begins with our Board of Directors. Thirteen of our 15 directors are independent—Steve Elliott and I are the only Mellon officers who are Board members. The Board’s audit, human resources and nominating committees are comprised entirely of independent directors. The very composition and structure of our Board and its Committees, along with the individual and collective integrity of its members, helps to ensure sound external oversight of our Corporation, including its strategy and key policies.

We also strive for complete transparency in our financial reporting. Mellon has always sought to be conservative with respect to its accounting policies and very forthcoming in its financial disclosures. We have complied with both the June 27, 2002 Securities and Exchange Commission (SEC) Order and the requirements in the recently enacted Sarbanes-Oxley Act of 2002 to certify the accuracy of our recent SEC filings.

In June, we announced we would voluntarily and significantly accelerate the speed with which we report our executive officers’ and directors’ stock transactions. For stock transactions that occur on and after August 29, this voluntary reporting will be replaced by the accelerated reporting required by the Sarbanes-Oxley Act. Earlier in the year, we made revisions to our Securities Trading Policy, lifting the quarterly blackout period for most employees. This change gave employees greater flexibility in the way they choose to manage their retirement savings. Additional changes to the 401(k) plan allow employees to trade previously restricted shares of Mellon stock contributed to the plan before January 1, 2000.

Given the current business environment, it is important that we continue to evaluate our corporate governance policies so that we remain at the forefront. I’m pleased to share with you two new enhancements that we believe make us even stronger. We will expense stock options, starting in 2003, and we are implementing stock ownership guidelines for Mellon’s Senior Management Committee and Board members.

A lively political and economic debate is taking place regarding the expensing of employee stock options. The debate is important to us because our ShareSuccess plan has granted nearly all Mellon employees options to purchase shares of Mellon stock. As you know, eligible employees are granted options to purchase Mellon stock at a set price and exercise them later, when the market price may be higher. We think this is desirable, because it helps align employee and shareholder interests and encourages all of us to think and act like owners.

Consistent with our longstanding commitment to comprehensive and transparent financial disclosure, beginning January 1, 2003, Mellon will expense the estimated fair value of stock options under current transitional guidance of the Financial Accounting Standards Board (FASB) rule, SFAS No. 123, subject to any new provision that may be implemented by FASB in the interim.

If this accounting treatment were in effect in 2002, expensing of stock options would reduce 2002 results by approximately $.02 per share. As required by the current transitional guidance, the impact will gradually become larger until the new accounting treatment is fully reflected in 2006 in an amount of approximately $.09 per share.

We recognize that valuing options is a complex subject, and we intend to continue participating in the active current debate on the appropriate accounting treatment for stock options. We encourage regulators, accounting professionals, economists and other interested parties to continue the search for a common standard for measuring stock option expense that will be generally accepted and applied. As this public debate continues, Mellon will monitor developments and consider whether any different accounting treatment is appropriate or required.

Recognizing that equity programs are a key part of the total compensation package for our senior officers, we have also decided to implement stock ownership guidelines for the 28 members of Mellon’s Senior Management Committee. Additionally, we are implementing guidelines for the independent members of the Board of Directors. Both sets of guidelines are effective January 1, 2003.

Significant share ownership, and retention of those shares, by our most senior executives and our directors is an important and tangible symbol of their commitment to Mellon’s long-term growth.

Our Shared Values are more important today than ever before in our 132-year history. Our reputation for integrity, honesty and accountability is essential to achieve our goal of becoming the best performing financial services company. We must continue to adhere to our high standards.

Those companies who value integrity will emerge even stronger once we get through these tough times. I am certain that Mellon is one of those companies.

Thank you for all you do to contribute to our shared success.

/s/    Marty

This communication contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the per share impact of expensing stock options. Reference is made to the Corporation’s filings on Forms 10-K and 10-Q with the Securities and Exchange Commission and to the following for factors that could cause actual results to differ materially from those expressed or implied: interest rate fluctuations, changes in the market price for the Corporation’s common stock, amount of stock options granted, periods of time options are held prior to exercise, changes in accounting rules and changes in the method of valuing options. The Corporation undertakes no obligation to update any forward-looking statement.